Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation in this Registration Statement on Form S-B2 of our report dated March 30, 2007, relating to the financial statements of Petro Resources Corporation as of and for the year ended December 31, 2006, our report dated April 27, 2007, relating to the statements of combined revenues and direct operating expenses of the oil & gas properties purchased by Petro Resources Corporation from Eagle Operatng , Inc. (“Williston Basin Properties”), as well as the reference to Malone & Bailey, PC as experts.
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
August 23, 2007